EXHIBIT 11.1

                                   EASCO, INC.
                    CALCULATION OF EARNINGS PER COMMON SHARE
                (NUMBERS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       THREE MONTHS ENDED
                                                   --------------------------
                                                     MARCH 31,     MARCH 31,
                                                       1999           1998
                                                   ------------    ----------
                                                           (UNAUDITED)

Weighted average shares of Common Stock
     issued                                           12,480         12,449

Less:  Treasury Stock outstanding                      3,028          2,005
                                                     -------        -------

Weighted average shares of Common Stock
     issued and outstanding                            9,452         10,444

Add:  Weighted average shares of Common
            Stock equivalents (stock options)            171            352
                                                     -------        -------

Weighted average shares of Common
    Stock and Common Stock equivalents
    outstanding                                        9,623         10,796
                                                     =======        =======

Net income                                           $ 1,768        $ 3,408
                                                     =======        =======


Basic earnings per share                             $  0.19        $  0.33
                                                     =======        =======
Diluted earnings per share                           $  0.18        $  0.32
                                                     =======        =======
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